Exhibit 99.2

ONCOTHYREON ANNOUNCES DEVELOPMENT PLANS AND PERSONNEL CHANGES AND UPDATES FINANCIAL GUIDANCE

- Conference Call Scheduled for 1:30 p.m. Pacific Time Today -

Seattle, Washington - December 18, 2008 - Oncothyreon Inc. (Nasdaq: ONTY) (TSX:ONY) (the “Company”) today announced that, in conjunction with the transfer of responsibility for the manufacture of Stimuvax® to Merck KGaA of Darmstadt, Germany announced previously today, the Company intends to restructure and to focus its near term efforts on the clinical development of its small molecule product candidates in oncology, PX-478 and PX-866.  PX-478 is an inhibitor of hypoxia inducible factor-1 alpha that is currently in a Phase 1 trial in patients with advanced metastatic cancer and lymphoma.  PX-866 is an inhibitor of PI-3 kinase that is also in a Phase 1 trial in patients with advanced cancer.

“We believe that an intense focus on these exciting product candidates is the best means to create value with our available resources,” said Robert L. Kirkman, M.D., President and Chief Executive Officer of Oncothyreon. “We currently expect to complete the Phase 1 trials for each of these products and, if the data are supportive, to move each of them into Phase 2 trials in 2009.  We believe the approximately $13 million we received from the sale of manufacturing rights  for Stimuvax and certain assets to Merck KGaA, together with existing cash, will be sufficient to fund these objectives.”

Oncothyreon also announced today that it will be reducing the size of its workforce and of its senior management team.  Approximately 8 employees in the Company’s Edmonton facility, primarily engaged in preclinical work and administrative functions, will be leaving the Company.  In addition, Edward Taylor, Vice-President and Chief Financial Officer, and Rao Koganty, Ph.D., Vice-President and Head of Synthetic Biologics, will be retiring, effective December 31, 2008.  The resignation of Lynn Kirkpatrick, Ph.D., as Chief Scientific Officer effective December 31, 2008 was previously announced.  Oncothyreon also intends to close its Tucson facility in 2009 and to transfer to Seattle or outsource activities in support of PX-478 and PX-866 that are currently conducted in Tucson.

“Our goal with these changes is to create a sustainable team intensely focused on our clinical development activities,” added Dr. Kirkman.  “By concentrating our activities in a single location with a team solely focused on clinical development activities, we believe we will position Oncothyreon for success in the current challenging environment.  We are very grateful for the dedicated service over many years of those who will be leaving Oncothyreon.”

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided.  The Company is providing this guidance as a convenience to investors and assumes no obligation to update it.

With the payments from the sale of manufacturing rights for Stimuvax and current inventory and certain assets to Merck KGaA, together with existing cash, Oncothyreon currently expects to have approximately $17 million in cash and cash equivalents at December 31, 2008.  Expenses in 2009 are expected to be substantially less than in 2008, primarily as a result of transferring manufacturing and process development activities for Stimuvax to Merck KGaA and of the plan to restrict development activities to PX-478 and PX-866.  Oncothyreon currently expects cash used in operations in 2009 to be approximately $12 million.  As a result, Oncothyreon estimates that the Company currently has sufficient cash resources to fund operations into the first quarter of 2010.

Conference Call and Webcast

Oncothyreon’s management will discuss the sale of manufacturing rights for Stimuvax to Merck and the Company’s plans for 2009 during a conference call beginning at 1:30 p.m. PT/ 4:30 p.m. ET today, Thursday, December 18, 2008. To listen to a webcast of the discussion, visit www.oncothyreon.com.

About PX-478

PX-478 is a novel small molecule compound that inhibits the activity of hypoxia inducible factor (HIF)-1 alpha, a component of the transcription factor HIF-1 that controls the expression of a number of genes important for growth and survival of cancer cells. Genes regulated by HIF-1 contribute to diverse functions including new blood vessel growth (angiogenesis), use of glucose for energy, and protection against apoptosis (programmed cell death). Preclinical data have demonstrated that PX-478 can induce apoptosis in experimental tumor models, as well as the down-regulation of factors that control angiogenesis, such as vascular endothelial growth factor (VEGF). PX-478 is effective when delivered orally in animal models, and has shown marked tumor regressions and growth inhibition in model systems across a range of cancers, including lung, ovarian, renal, prostatic, colon, pancreatic, and breast cancer. The wide variety of models that show sensitivity to PX-478 represents a large potential market for this product candidate. The ability to combine PX-478 with radiation therapy may further expand the opportunities for this novel compound. Oncothyreon is currently conducting a Phase 1 trial of PX-478 in patients with advanced metastatic cancer.

About PX-866

PX-866 is an inhibitor of the PI-3-kinase/PTEN/AKT pathway, an important survival signaling pathway that is activated in many types of human cancer. Aberrant activation and regulation of PI-3 kinase is implicated in a large proportion of human cancers including breast, glioma, colon, ovarian, prostate and melanoma, where it leads to increased proliferation and inhibition of apoptosis (programmed cell death). PX-866 has been shown to induce prolonged inhibition of tumor PI-3 kinase signaling following both oral and intravenous administration. The compound has been shown to have anti-tumor activity both as a single agent and in combination with other agents in a number of human tumor models. Oncothyreon initiated a Phase 1 trial of PX-866 in patients with advanced metastatic cancer in June 2008.

About Oncothyreon
Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon's goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward Looking Statements

In order to provide Oncothyreon's investors with an understanding of its current intentions and future prospects, this release contains statements that are forward looking, including statements related to future clinical development plans for PX-478 and PX-866,  to manufacturing and commercial plans for Stimuvax and to future milestone and royalty payments to Oncothyreon related to Stimuvax, and to the adequacy and use of cash resources. These forward-looking statements represent Oncothyreon's intentions, plans, expectations and beliefs and are based on its management's experience and assessment of historical and future trends and the application of key assumptions relating to future events and circumstances.

Forward-looking statements involve risks and uncertainties, including risks and uncertainties related to Oncothyreon's business and the general economic environment. Many of these risks and uncertainties are beyond Oncothyreon's control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements. Risks, uncertainties, and assumptions include those predicting the timing, duration and results of clinical trials, the timing and results of regulatory reviews, the safety and efficacy of Stimuvax, PX-478 and PX-866, the size of the market, if any, for Stimuvax and the possibility of future payments to Oncothyreon as the result of the further development or commercialization of Stimuvax, and the adequacy and uses of cash resources. There can be no guarantee that the results of preclinical studies will be predictive of either safety or efficacy in future clinical trials. These and other risks and uncertainties are described in the reports and other documents filed by Oncothyreon Inc. with the SEC and/or Canadian regulatory authorities.

Although Oncothyreon believes that any forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of the risks and uncertainties associated with Oncothyreon, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100   Fax:  (206) 801-2101
ONCOTHYREON CANADA INC.  2011 - 94 St., Suite 200, Edmonton, AB, Canada  T6N 1H1
Tel:  (780) 450-3761   Fax:  (780) 463-0871
http://www.oncothyreon.com